Exhibit 99.1

CESCA THERAPEUTICS ANNOUNCES FISCAL YEAR 2017 FINANCIAL AND OPERATING RESULTS AND PROVIDES CORPORATE UPDATE

Conference Call to be Held at 4:30 p.m. EDT (1:30 p.m. PDT)

RANCHO CORDOVA, CA, September 19, 2017 – Cesca Therapeutics Inc. (NASDAQ: KOOL), a market leader in automated cell processing and point-of-care, autologous cell-based therapies, today announced financial and operating results for the fiscal year ended June 30, 2017 and provided a corporate update.

Fiscal Fourth Quarter and Recent Highlights

●	Acquired the cell processing systems of SynGen under an asset acquisition agreement, significantly enhancing the company’s CAR-T cell manufacturing capabilities
●	Announced the addition of Phil Coelho, co-founder and chief technology officer of SynGen, as chief technology officer of ThermoGenesis Corp., Cesca’s device subsidiary
●	Announced the issuance of a new patent covering next-generation automated technology for isolating and harvesting rare cell types with superior purity, recovery and viability
●	Signed a new international distribution agreement with Boyalife WSN Ltd. covering China, India, Singapore, the Philippines and Indonesia
●	Increased revolving line of credit with Boyalife Investment Fund II, Inc., a wholly-owned subsidiary of Boyalife Group Inc., to $10 million
●	Added to the Russell Microcap® Index, effective June 26, 2017
●	Company to convert to a December 31 fiscal year-end and plans to issue a Transitional Form 10-K for the six months ended December 31, 2017

“Since our fiscal third quarter update, we continued to vigorously pursue a new strategic direction for our company as we transform into a leading global provider of automated technologies for cellular processing, cellular biobanking and point-of-care cell-based therapeutics,” said Dr. Chris Xu, chief executive officer of Cesca. “In particular, the acquisition of the cellular processing assets from SynGen significantly strengthened our capabilities in the burgeoning CAR-T field, positioning Cesca as the partner of choice for companies seeking a co-development collaborator, or looking for an automated solution to ease the bottleneck caused by lengthy CAR-T cell manufacturing times. During the period, we also leveraged our affiliation with Boyalife Group by signing a distribution agreement with Boyalife WSN Ltd. This agreement gives us access to several of the world’s fastest growing economies, including India and, most notably, China, where a substantial number of CAR-T clinical trials are currently underway.”

Financial Results for the Full Year Ended June 30, 2017

Net revenue. Net revenues for the twelve months ended June 30, 2017 was $14.5 million compared to $11.9 million for the twelve months ended June 30, 2016. The increase in revenues was primarily a result of increased shipments of AXP disposables to a single end-user customer and distributors in China and Europe, as well as a higher number of BioArchive shipments versus 2016.

Gross profit. Gross profit for the twelve months ended June 30, 2017 was $5.8 million, or 40% of net revenue, compared to $2.7 million, or 23% of net revenue for fiscal 2016. The increase in gross profit margin was primarily due to higher average sales prices on product mix and a reduction in overhead costs during the year ended June 30, 2017.

Sales and marketing expenses. Sales and marketing expenses for the twelve months ended June 30, 2017 decreased $617,000, or 29%, to $1.5 million, compared to $2.1 million for the twelve months ended 2016. The reduction was primarily due to lower personnel costs resulting from the Company’s September 2016 Sales reorganization.

Research and development expenses. Research and development expenses for the twelve months ended June 30, 2017 were $2.5 million, compared to $3.2 million for fiscal 2016. The full-year decrease was primarily due to lower personnel costs coupled with a reduction in rent expense associated with the consolidation of the company’s U.S. operations into its Rancho Cordova facility.

General and administrative expenses. General and administrative expenses for the twelve months ended June 30, 2017 were $11.0 million compared to $8.2 million for fiscal 2016. The increase as compared to 2016 is the result of higher legal fees as well as severance and related costs.

Net loss. For the twelve months ended June 30, 2017, the company reported a net loss of $29.1 million, or ($3.27) per share, based on 8.9 million weighted average common shares outstanding. This compares to a net loss of $18.6 million, or ($7.57) per share, based on 2.5 million weighted average common shares outstanding for the full fiscal year 2016.

Adjusted EBITDA. In addition to the results reported in accordance with U.S. GAAP, Cesca also uses a non-GAAP measure, adjusted EBITDA, to evaluate operating performance and to facilitate comparisons with historical results and trends. For the full fiscal year 2017, Cesca reported an adjusted EBITDA loss of $6.6 million compared to $9.0 million for fiscal 2016. The reduction in the adjusted EBITDA loss was due primarily to higher revenue and resulting higher gross profit margin.

Conference Call and Webcast Information

Cesca will host a conference call and audio webcast today at 4:30 p.m. EDT (1:30 p.m. PDT). Participants may access the call by dialing 1-800-860-2442 within the U.S. or 1-412-858-4600 outside the U.S. and referencing “Cesca.” To access a live webcast of the call, please visit:

http://services.choruscall.com/links/kool170919.html. A replay of the call can be accessed approximately one hour after completion of the call and will be available until October 19, 2017. To listen to the replay, dial 1-877-344-7529 within the U.S. or 1-412-317-0088 outside the U.S. and reference access code 10111466.

About Cesca Therapeutics Inc.

Cesca is a leading regenerative medicine company that develops, commercializes and markets a range of automated technologies for cell-based therapeutics. Its device division, ThermoGenesis, provides a full suite of solutions for automated clinical biobanking, point-of-care applications, and automation for immuno-oncology. Cesca is also leveraging its proprietary AutoXpress® technology platform to develop autologous stem cell-based therapies that address significant unmet needs in the vascular, cardiology and orthopedic markets.

Forward-Looking Statement

The statements contained herein may include statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in such statements. A more complete description of risks that could cause actual events to differ from the outcomes predicted by Cesca Therapeutics’ forward-looking statements is set forth under the caption "Risk Factors" in Cesca Therapeutics’ annual report on Form 10-K and other reports it files with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Company Contact:

Cesca Therapeutics Inc.

Wendy Samford

916-858-5191

ir@cescatherapeutics.com

Investor Contact:

Rx Communications

Paula Schwartz

917-322-2216

pschwartz@rxir.com

Financials

Cesca Therapeutics Inc.

Consolidated Balance Sheets

(Unaudited)

(in thousands)	June 30, 2017	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$3,623	$5,835
Accounts receivable, net	3,701	3,169
Inventories	3,617	3,593
Prepaid expenses and other current assets	237	246

Total current assets	11,178	12,843

Equipment, net	2,330	2,962
Goodwill	13,195	13,195
Intangible assets, net	20,165	20,821
Other assets	64	78

Total assets	$46,932	$49,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,601	$2,648
Other current liabilities	2,919	2,894

Total current liabilities	4,520	5,542

Long-term liabilities	11,575	12,084

Stockholders' equity	30,837	32,273

Total liabilities and stockholders’ equity	$46,932	$49,899

Cesca Therapeutics Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands)	Year Ended June 30,
	2017	2016

Net revenues	$14,525	$11,929

Cost of revenues	8,686	9,185

Gross profit	5,839	2,744

Expenses:

Sales and marketing	1,531	2,148

Research and development	2,497	3,230

General and administrative	11,051	8,231

Total operating expenses	15,079	13,609

Loss from operations	(9,240)	(10,865)

Amortization of debt discount	(9,851)	(6,127)
Fair value change of derivative instruments	(60)	3,395
Registration rights liquidated damages	--	(1,100)
Loss on cashless exercise of warrants	--	(1,039)
Loss on extinguishment of debt	--	(795)
Loss on modification of Series A warrants	--	(149)
Interest and other	(10,617)	(1,908)
Total other income/(expense)	(20,528)	(7,723)

Loss before benefit for income taxes	(29,768)	(18,588)
Benefit for income taxes	673	--

Net Loss	$(29,095)	$(18,588)

Cesca Therapeutics Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)	Years Ended June 30,
	2017	2016
Cash flows from operating activities:
Net cash used in operating activities	$(7,215)	$(9,625)

Cash flows from investing activities:
Capital expenditures	(375)	(710)

Cash flows from financing activities:
Gross proceeds from convertible debentures	--	18,000
Proceeds from long term debt-related party	3,500	--
Payment of financing cost-convertible debentures	--	(961)
Repayment of convertible debentures	--	(6,444)
Payment to extinguish derivative obligations	--	(159)
Payments on capital lease obligations	(84)	(67)
Proceeds from issuance of common stock, net	2,092	2,463
Repurchase of common stock	(134)	(8)

Net cash provided by (used in) financing activities	5,374	12,824

Effects of foreign currency rate changes on cash and cash equivalents	4	(11)
Net increase (decrease) in cash and cash equivalents	(2,212)	2,478

Cash and cash equivalents at beginning of period	5,835	3,357
Cash and cash equivalents at end of period	$3,623	$5,835

Cesca Therapeutics Inc.

Adjusted EBITDA

(Unaudited)

(in thousands)	Year Ended June 30,
	2017	2016
Loss from operations	$(9,240)	$(10,865)

Add:

Depreciation and amortization	830	1,168

Stock-based compensation expense	1,461	742

Impairment of intangible asset	310	--

Adjusted EBITDA loss	$(6,639)	$(8,955)